UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   February 19, 2013

TEXSTAR OIL CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-16974	59-2158586
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

5910 N. Central Expressway, Suite 900, Dallas, Texas	75206
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(214) 855-0808

Bonamour Pacific, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 - Changes in Registrant’s Certifying Accountant

On February 19, 2013 TexStar Oil Corporation (the “Company”) terminated the engagement of its independent registered public accounting firm, Sherb & Co., LLP (“Sherb & Co.”) in favor of its decision to engage Turner, Stone & Company, L.L.P. (“Turner Stone”) as its new independent registered public accounting firm for geographic convenience. Subsequently, on February 21, 2013, the Company executed a letter agreement engaging Turner Stone. The decision to engage Turner Stone was approved by the Company’s Board of Directors.

During the two most recent fiscal years and subsequent to December 31, 2012 through the date of engagement, neither the Company nor anyone on its behalf consulted with Turner Stone, regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered  on the Company’s financial statements, nor has Turner Stone provided to the Company a written report or oral advice regarding such principles or audit opinion or any matter that was the subject of a disagreement or reportable event.

None of Sherb & Co.’s reports on the Company's financial statements for either of the past two years contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, other than language expressing substantial doubt as to the Company’s ability to continue as a going concern. Furthermore, during the fiscal years ended December 31, 2011 and 2012 and through the date of this Report, there were no disagreements with Sherb & Co. on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Sherb & Co., would have caused the Company to make reference to the matter in a report on the Company’s financial statements.

The Company has provided Sherb & Co. with a copy of this Report and requested that it furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of RBSM’s letter provided in response to the Company’s request will be filed as an exhibit to an amendment to this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22, 2013	TEXSTAR OIL CORPORATION

By: /s/ Nathan Halsey
Nathan Halsey,
President, Chief Executive Officer and Secretary